Exhibit 99.h(iii)

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of May 1, 2007, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each management investment company identified on Schedule A hereto, each such investment company acting on its own behalf separately from all of the other investment companies and not jointly or jointly and severally with any of the other investment companies (each such investment company and each management investment company made subject to this Agreement in accordance with Section 1 below, shall hereinafter be referred to as a “Trust”).

WHEREAS, each Trust is a Massachusetts business trust and is authorized to issue shares of beneficial interest in separate series (“Shares”), with each such series representing interests in a separate portfolio of securities and other assets, as more particularly identified on Schedule A hereto (each such series and each series made subject to this Agreement in accordance with Section 1 below shall hereinafter be referred to as a “Fund” with respect to that “Trust”); and

WHEREAS, each Trust desires to retain the Administrator to furnish certain administrative services to the Funds, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             APPOINTMENT OF ADMINISTRATOR

Each Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services on behalf of the applicable Fund and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services stated herein.

The current Funds of each Trust are listed on Schedule A to this Agreement.  Each Fund is currently divided into the respective classes of shares listed in Schedule A to this Agreement.  In the event that a Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing.  Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as an existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.

2.             DELIVERY OF DOCUMENTS

Each Trust will deliver, or cause to be delivered to the Administrator after filed with the Securities and Exchange Commission (“SEC”) following the date hereof, each Fund’s currently effective prospectus and statement of additional information, and any supplements thereto.  In addition, each Trust has delivered a certified copy of the following documents:

a.             Each Trust’s Agreement and Declaration of Trust and By-laws;

b.                                      Resolutions of the Board of Trustees of each Trust (the “Board”) authorizing the Trust to enter into this Agreement;

c.                                       A copy of the investment advisory agreement between the Trust and its investment adviser.

3.             REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to each Trust that:

a.                                       It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.                                       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.                                       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.             REPRESENTATIONS AND WARRANTIES OF THE TRUSTS

Each Trust represents and warrants to the Administrator that:

a.                                       Each Trust is validly existing as a voluntary association with transferable shares of beneficial interest commonly referred to as “Massachusetts business trust” under the laws of the Commonwealth of Massachusetts;

b.                                      Each Trust has the requisite power and authority under applicable laws and by its Agreement and Declaration of Trust and By-laws to enter into and perform this Agreement;

c.                                       All proceedings required by said Agreement and Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement;

d.                                      Each Trust is registered with the SEC as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

e.                                       Each Trust’s Registration Statement has become effective and no stop order suspending the effectiveness thereof has been issued.  Each Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.                                         No legal or administrative proceedings have been instituted or threatened which would impair a Trust’s ability to perform its duties and obligations under this Agreement;

g.                                      Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of a Trust or any law or regulation applicable to it; and

h.                                      As of the close of business on the date of this Agreement, each Trust is authorized to issue unlimited shares of beneficial interest.

5.                                       ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the authorization and direction of each Trust and, in each case where appropriate, the review and comment by each Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between each Trust and the Administrator:

Fund Administration Treasury Services

a.                                       Prepare for the review by designated officer(s) of each Trust financial information regarding the Fund(s) that will be included in a Fund’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable and, and, if requested by a Trust, coordinate the filing of Form N-Q, when completed, with the SEC;

b.                                      Coordinate the audit or other agreed upon procedures with respect to each Fund’s financial statements by the respective Trust’s independent accountants, including the preparation of supporting audit/procedure workpapers and other schedules;

c.                                       Make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

d.                                      Prepare for the review by designated officer(s) of each Trust the Funds’ periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A and other filings relating to the registration of shares, proxy statements and such other reports, forms or filings as may be mutually agreed upon, and, if requested by a Trust, file Form N-SAR, when completed, with the SEC;

e.                                       Provide fund accounting information, reports and documents (and any sub-certifications as the Administrator deems appropriate) for each Fund’s semi-annual reports with the SEC on Form N-CSR;

f.                                         Prepare for the review by designated officer(s) of each Trust annual fund expense budgets, perform accrual analyses and rollforward calculations and review budgets and recommend changes to fund expense accruals on a periodic basis (at least monthly), arrange for payment of each Fund’s expenses, review calculations of fees paid to each Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

g.                                      Provide periodic (at least monthly) testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements (including each Fund’s status as a regulated investment company under Subchapter M), the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of each Trust as well as preparation of Board compliance materials;

h.                                      Provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund;

i.                                          Monitor expense accruals and notify an officer of the Trust of any proposed adjustments;

j.                                          Advise the Transfer Agent periodically (as directed by an Authorized Person) of the division of daily net income of each Fund among its various components to the extent necessary to meet each Fund’s respective distribution policy;

k.                                       Compute total return and expense ratios;

l.                                          Compute portfolio turnover rate;

m.                                    Provide each Fund’s investment adviser with the Fund’s average shares outstanding on a semi-annual basis;

n.                                      Prepare and disseminate vendor survey information;

o.                                      Prepare and coordinate the filing of Form 24f-2, including coordination of payment;

p.                                      Supply customary Trust and Fund statistical data as requested by each Trust on an on-going basis;

q.                                      Provide sub-certifications in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 and provide periodic reports and reasonable documentation for delivery to the Funds’ Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act and the Administrator’s compliance with its operating policies and procedures related thereto, in each case, with respect to the services provided by the Administrator hereunder;

r.                                         Maintain certain books and records of each Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

s.                                       Consult with each Trust’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of each Trust;

Fund Administration Blue Sky Services

t.                                         Perform Blue Sky services pursuant to the specific instructions of the Trust’s officers set forth in Schedule B hereto;

Fund Administration Tax Services

u.                                      Compute tax basis provisions for both excise and income tax purposes;

v.                                      Prepare each Fund(s)’ federal, state, and local income tax returns, federal excise tax returns and extension requests for review and for execution by the relevant Trust’s independent accountants and the relevant Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC, and file such returns and extension requests;

w.                                    Coordinate Form 1099-DIV mailings; and

x.                                        Prepare for review by the relevant Trust’s treasurer any distribution calculations (income and capital gain) prior to their declaration.

The Administrator shall perform such other services for the Funds that are mutually agreed to by the parties from time to time, for which each Fund will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to be necessary to perform the services contemplated herein.

6.                                       FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from each Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties.  The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  In addition, each Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.  All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

Each Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for a Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

Each Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator.  Expenses to be borne by each Trust, include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by each Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for each Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trusts; costs of Preparation, printing, distribution and mailing, as applicable, of each Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of each Fund’s tax returns, and each Trust’s Form N-1A, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and cost of independent pricing services used, at the direction of a Trust, in computing the Fund(s)’ net asset value.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to each Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.  In connection with the foregoing, a Trust may, from time to time, identify certain duties required to be performed by the Administrator under this Agreement and the Administrator shall identify any non-affiliated third party that performs a substantial part of such work on the Administrator’s behalf at the time of the Trust’s request or thereafter.

7.             INSTRUCTIONS AND ADVICE

a.             Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, each Trust shall deliver to the Administrator, duly certified by the Secretary or Assistant Secretary of the Trust, a certificate setting forth the names, titles, signatures and scope of authority of all persons authorized to give instructions or any other notice, request, direction, certificate or instrument on behalf of the Trust (an “Authorized Person”).  Such certificate may be accepted and relied upon by the Administrator as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Administrator of notice to the contrary.  If the Administrator is in doubt as to any action it should or should not take, the Administrator may request directions or advice from an Authorized Person.

b.             The Administrator shall be entitled to rely on and may act upon advice of external counsel (who may be counsel for a Trust) who is reasonably selected by the Administrator with respect to the legality of any matter, and shall not be liable and shall be indemnified by each Trust for any action reasonably taken or reasonably omitted pursuant to the advice of (i) counsel for the Fund or (ii) such other external counsel retained and paid for by the Administrator and agreed to by the Fund, provided such action or omission in reliance on such advice is taken in good faith.

c.             The Administrator shall not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof from a Trust.  Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.             LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Administrator shall, absent bad faith, have no liability in respect of any loss, damage or expense suffered by any Fund insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for each Fund by entities other than the Administrator prior to the Administrator’s appointment as administrator for each Fund.  The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence, willful misconduct or bad faith of the Administrator, its officers, employees or agents.  The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.  In any event, for any liability or loss suffered by a Fund, including but not limited to, any liability relating to qualification of a Fund as a regulated investment company or any liability relating to each Fund’s compliance with any federal or state tax or securities statute, regulation or ruling, the Administrator’s liability under this Agreement shall be limited to such amount as may be agreed upon from time to time between the parties hereto.

The Administrator shall not, absent bad faith, be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Fund, separately, shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by each Fund or upon reasonable reliance on information or records given or made by each Fund or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own bad faith, negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.             CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party.  During the term of this Agreement, the Administrator agrees that it will maintain and enforce policies reasonably designed to prohibit the Administrator and its employees from engaging in securities transactions based on knowledge of the portfolio holdings of any Fund.  In addition, the Administrator is familiar with Regulation S-P and agrees not to disclose or use non-public personal information about Trust or Fund shareholders except in accordance with Regulation S-P and the Trusts’ applicable privacy policies.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a violation of this Agreement, or that is required to be disclosed by any bank examiner of the Administrator, any auditor or regulator of any of the parties hereto, by judicial, administrative or other similar process, or otherwise by applicable law or regulation.

In addition, notwithstanding the foregoing, the Administrator may aggregate Fund data with similar data of other customers of the Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

10.           BUSINESS CONTINUITY/DISASTER RECOVERY

The Administrator shall maintain at all times, at no additional expense to the Funds, a complete business continuity, disaster recovery, business resumption and crisis management plan (“Business Continuity/Disaster Recovery Plan”) reasonably designed to safeguard from loss or damage attributable to terrorism or related threats to security, fire, flood, theft or any other cause the cash, security, other assets, records and other data of the Trusts and the Funds and the Administrator’s records, data, equipment, facilities and other property used in the performance of its obligations under the Agreement.  Upon reasonable request, the Administrator shall discuss with senior management of the Trusts the Business Continuity/Disaster Recovery Plan and/or provide a high-level presentation summarizing the Business Continuity/Disaster Recovery Plan.  In the event of equipment failure, work stoppage, governmental action, terrorism or related threats to security, communication disruption or other impossibility of performance beyond the Administrator’s control, the Administrator shall take reasonable steps to minimize service interruptions.  In no event shall the Administrator incur liability hereunder if the Administrator is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of: (i) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or of any foreign country, or political subdivision thereof or of any court of competent jurisdiction; or (ii) any act of God or war or other similar circumstance beyond the control of the Administrator, unless, in each case, such delay or nonperformance is caused by (A) the bad faith, negligence, misfeasance or misconduct of the Administrator, or (B) a malfunction or failure of equipment operated or utilized by the Administrator other than a malfunction or failure beyond the Administrator’s control and which could not reasonably be anticipated and/or prevented by the Administrator.

11.           COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Trust, on behalf of its Funds, assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for each Fund shall at all times remain the property of each Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Administrator further agrees that all records that it maintains for each Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Administrator.  In addition to the foregoing, during the term of this Agreement, the Administrator shall assist each Fund by facilitating storage and retrieval (at the expense of the applicable Fund) of each Fund’s historical records delivered to it by any prior administrator of the Funds and consult with the Funds in any event of the Administrator’s inability to do so; provided, that the parties hereby agree that the Administrator shall have no responsibility for the condition, accuracy, integrity, searchability, reconciliation or contents of such historical records.

12.           THE PARTIES

Notwithstanding any reference to a “Trust” or the “Trust” in this Agreement, the Agreement shall for all purposes be and is construed to be a separate agreement between the Administrator and each Fund, as if the Administrator and such Fund had entered into a separate agreement, and under no circumstances will any Fund have any liability arising from or relating to the Administrator’s provision of services to any other Fund (whether or not a series of the same Trust), or the arrangements contemplated by this Agreement between the Administrator and any other Fund.  Any reference in this Agreement to “the parties” shall mean the Administrator and such individual Fund as to which the matter pertains.

A copy of the Agreement and Declaration of Trust of each Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of each Trust as officers of such Trust and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or Shareholders individually but are binding only upon the assets and property of the Fund.

13.           SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others.  The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by each Trust from time to time, have no authority to act or represent a Fund in any way or otherwise be deemed an agent of a Fund.

14.           TERM, TERMINATION AND AMENDMENT

(a)                                  This Agreement shall become effective as of the date first above written.  The Agreement shall remain in effect unless terminated by either party on sixty (60) days’ prior written notice.  In the event other Trust(s) or Fund(s) are added to this Agreement as set forth herein, termination of this Agreement with respect to any given Trust or Fund shall in no way affect the continued validity of this Agreement with respect to any other Trust or Fund.

(b)                                 Upon termination of this Agreement, each Fund shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(c)                                  This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

15.           NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):  if to the Trusts:  RS Investment Management Co. LLC, Attn:  James E. Klescewski, 388 Market Street, Suite 1700, San Francisco, CA 94111 fax:  (415) 591-2858, if to the Administrator:  State Street Bank and Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn:  Fund Administration Legal Department, fax: 617-662-3805.

16.           NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

17.           SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of each Trust and the Administrator and their respective successors and permitted assigns.

18.           ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.           WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

20.           SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.           GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

22.           REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.           COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

RS INVESTMENT TRUST, on behalf of each of

its series set forth on Schedule A hereto (separately,

and not jointly or jointly and severally)

By:	/s/ James E. Klescewski

Name:	James E. Klescewski

Title:	Treasurer

RS VARIABLE PRODUCTS TRUST, on behalf of each of
its series set forth on Schedule A hereto (separately,
and not jointly or jointly and severally)

By:	/s/ James E. Klescewski

Name:	James E. Klescewski

Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary L. French

Name:	Gary L. French

Title:	Senior Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A
Listing of Fund(s) and Classes of Shares

Funds	Classes
RS Investment Trust
RS Asset Allocation Fund	A,B,C,K
RS Core Equity Fund	A,B,C,K,Y
RS Emerging Growth Fund	A,C,K,Y
RS Emerging Markets Fund	A,B,C,K
RS Global Natural Resources Fund	A,C,K,Y
RS Growth Fund	A,C,K,Y
RS High Yield Bond Fund	A,B,C,K
The Information Age Fund	A,C,K,Y
RS International Growth Fund	A,B,C,K
RS Internet Age Fund	A,K
RS Investment Quality Bond Fund	A,B,C,K
RS Investors Fund	A,C,K,Y
RS Large Cap Value Fund	A,B,C,K
RS Low Duration Bond Fund	A,B,C,K
RS MidCap Opportunities Fund	A,C,K,Y
RS Money Market Fund (formerly known as RS Cash Management Fund)	A,B,C,K
RS Partners Fund	A,K,Y
RS S&P 500 Index Fund	A,B,C,K
RS Select Growth Fund (formerly known as RS Diversified Growth Fund)	A,C,K
RS Small Cap Core Equity Fund	A,B,C,K,Y
RS Smaller Company Growth Fund	A,C,K,Y
RS Tax-Exempt Fund	A,C
RS Value Fund	A,C,K,Y

RS Variable Products Trust
RS Asset Allocation VIP Series	I
RS Core Equity VIP Series	I
RS Emerging Markets VIP Series	I
RS Global Natural Resources VIP Series	II
RS High Yield Bond VIP Series	I
The Information Age VIP Series	II
RS International Growth VIP Series	I
RS Investment Quality Bond VIP Series	I
RS Large Cap VIP Series	I

Funds	Classes
RS Low Duration Bond VIP Series	I
RS MidCap Opportunities VIP Series	II
RS Money Market VIP Series (formerly known as RS Cash Management VIP Series)	I
RS Partners VIP Series	I
RS S&P 500 Index VIP Series	I
RS Small Cap Core Equity VIP Series	I
RS Value VIP Series	II

ADMINISTRATION AGREEMENT

SCHEDULE B
Notice Filing with State Securities Administrators

The Administrator will assist RS Investment Trust (the “Trust”) in complying with the securities laws of each jurisdiction in which Trust shares are to be offered or sold (the “Blue Sky services”), currently, the 50 states, the District of Columbia, the U.S. Virgin Islands, the Commonwealth of Puerto Rico, and the U.S. Territory of Guam (the “Blue Sky jurisdictions”), by preparing required documentation and making Notice Filings pursuant to instructions given to the Administrator by the Trust.

The Trust shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Fund shares permitted to be sold in each such jurisdiction.  The Administrator will review daily sales data from the Funds’ transfer agent and shall report to the Trust (a) the sale of Fund shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund shares in excess of the number of Fund shares permitted to be sold in such jurisdiction.  It shall be the Trust’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.             Filing of the Trust’s Initial Notice Filings, as directed by the Trust;

2.             Filing of the Trust’s renewals and amendments as required;

3.             Filing of amendments to the Trust’s registration statement where required;

4.             Monitoring daily the number of Fund shares sold in each Blue Sky jurisdiction;

5.             Filing Trust sales reports where required;

6.             Payment at the expense of the Fund all Fund Notice Filing fees;

7              Using reasonable efforts to notify the Funds of potential purchase institutional exemptions, with respect to (a) the sale of Fund shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund shares in excess of the number of Fund shares permitted to be sold in such jurisdiction;

8.             Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

9.             Filing of annual reports and proxy statements where required; and

10.           The performance of such additional services as the Administrator and the Trust may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a Blue Sky jurisdiction’s law.  Any such determination shall be made by the Trust or its legal counsel.  In connection with the services described herein, the Trust shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1
LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of May 1, 2007 that RS Investment Trust (the “Trust”) on behalf of each of its currently existing series and all future series (the “Funds”), with principal offices at 388 Market Street, Suite 1700, San Francisco, CA 94111, makes, constitutes, and appoints State Street Bank and Trust Company (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.             NOTICE FILINGS FOR FUND SHARES.  The Power to submit notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Fund’s shares.

2.             CHECKS.  The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3.             AUTHORIZED SIGNERS.  Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority.  Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Trusts.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust as officers of the Trust and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or Shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the Trust has caused this Limited Power of Attorney to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

RS INVESTMENT TRUST

By:

Name:	James E. Klescewski

Title:	Treasurer

Subscribed and sworn to before me
this day of 2007

Notary Public
State of

In and for the County of
My Commission expires